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                       SECURITIES AND EXCHANGE COMMISION
                            WASHINGTON, D.C. 20549

                                 -------------

                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of Earliest Event Reported) -- October 2, 1995

                                 -------------

                          LOCKHEED MARTIN CORPORATION
            (Exact name of registrant as specified in its charter)

        MARYLAND                        1-11437                   52-1893632
(State or other jurisdiction    (Commission File Number)        (IRS Employer
    of Incorporation)                                        Identification No.)

      6801 ROCKLEDGE DRIVE, BETHESDA, MARYLAND            20817
      (Address of principal executive offices)         (Zip Code)

                                (301) 897-6000
             (Registrant's telephone number, including area code)

                                 -------------

                                NOT APPLICABLE
            (Former name or address, if changed since last report)


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

Item 5. Other Events

     On May 10, 1995, the Registrant filed with the Securities and Exchange Commission (the "Commission") an Annual Report on Form 10-K pursuant to Rule 15d-2 under the Securities Exchange Act of 1934 (the "Annual Report"). The Annual Report contained only the certified financial statements required by Rule 15d-2 which does not require inclusion of Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"). Further, the Registrant is under no other obligations to file with the Commission MD&A relating to Registrant's fiscal year ended December 31, 1994. Nevertheless, the Registrant's Management believes that such information may be of interest to security holders and, therefore, files the following:

                          LOCKHEED MARTIN CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



     On March 15, 1995, following the approval of the stockholders of each corporation, Lockheed Corporation (Lockheed) and Martin Marietta Corporation (Martin Marietta) consummated a transaction (the Business Combination) pursuant to which Lockheed and Martin Marietta became wholly-owned subsidiaries of a newly created holding corporation, Lockheed Martin Corporation (Lockheed Martin or the Corporation). The Business Combination constituted a tax-free reorganization and qualified for the pooling of interests method of accounting. Under this accounting method, the assets and liabilities of Lockheed and Martin Marietta were carried forward to Lockheed Martin at their historical recorded bases. The consolidated financial statements of Lockheed Martin have been derived from the balance sheets, results of operations and cash flows of Lockheed and Martin Marietta for periods before the Business Combination, and have been combined, reclassified and conformed, as appropriate, to reflect amounts for the combined entity for all periods presented. The discussion which follows reflects the combined financial condition and results of operations of Lockheed Martin, and should be read in conjunction with the audited consolidated financial statements of Lockheed Martin contained in the Annual Report.

RECENT DEVELOPMENTS

        On June 26, 1995, Lockheed Martin announced a corporate-wide consolidation plan which, once fully implemented, is expected to yield annual savings of approximately $1.8 billion. Under the consolidation plan, the Corporation will close 12 facilities and laboratories as well as 26 duplicative field offices in the U.S. and abroad, eliminating approximately 12,000 positions and 7.7 million square feet of unneeded capacity over the next five years. The total cost to implement the plan, which will be largely completed over the next two years, is approximately $1.7 billion. These costs will be funded by cash


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

generated from operations supplemented, as necessary, by borrowings. Under existing U.S. government regulations, certain expenses incurred for consolidation actions that can be demonstrated to result in savings in excess of the expense can be amortized and recovered in future pricing of the Corporation's products and services. The Corporation anticipates that a substantial portion of the total cost of this plan will therefore be reflected in future sales and cost of sales, along with an effect from the anticipated savings. The Corporation recorded a pretax charge of $525 million in the second quarter of 1995 in connection with the consolidation plan representing the portion not expected to be recovered through pricing of U.S. government contracts. In addition, the Corporation recorded a $165 million pretax charge in the first quarter of 1995 for merger related expenses.

     On July 27, 1995, the Corporation's Board of Directors authorized the repurchase of up to six million shares of common stock under a systematic repurchase plan which is intended to counter the future dilutive effect of the issuance of common stock by the Corporation under its 1995 Omnibus Performance Award Plan. The Board of Directors also authorized the repurchase of up to nine million shares of common stock to counter the dilutive effect of the issuance of common stock under the Corporation's other benefit and compensation programs and for other purposes related to such plans.

BUSINESS ACQUISITIONS

     Effective May 1, 1994, Martin Marietta purchased the Space Systems Division of General Dynamics Corporation (General Dynamics) for approximately $160 million in cash, allowing Martin Marietta to enter the intermediate-lift space launch vehicle market with the Atlas series of launch vehicles. On April 2, 1993, Martin Marietta consummated a transaction with General Electric Company
(GE) valued at approximately $3 billion to combine the aerospace and certain other businesses of GE (collectively, the GE Aerospace businesses) with the businesses of Martin Marietta in the form of affiliated corporations. Approximately $1.9 billion of cost in excess of net assets acquired was recognized after recording approximately $700 million relating to contracts and programs acquired and other purchase adjustments necessary to allocate the purchase price to the value of assets acquired and liabilities assumed. Effective February 28, 1993, Lockheed acquired the tactical military aircraft business of General Dynamics for approximately $1.5 billion in cash, plus the assumption of certain liabilities related to the business. The excess of the purchase price over the fair value of the net assets acquired represented intangible assets related to the aircraft programs acquired and amounted to approximately $1.5 billion. All of the acquisitions discussed above were accounted for under the purchase method of accounting, with operating results from each acquisition included with those of the Corporation beginning on the respective closing dates.

RESULTS OF OPERATIONS

     The Corporation's consolidated net sales of $22.9 billion in 1994 represented a two percent increase over the $22.4 billion of net sales reported for 1993 which, in turn, represented a 40 percent increase over the $16.0 billion of net sales reported for 1992. Sales for 1994 increased over 1993 levels in the Aeronautics segment and the Information and Technology Services segment. Sales for 1994 in the Space and Strategic Missiles segment decreased from 1993 levels, while sales in the Electronics segment remained relatively flat in those years. The 1993 increases reflected the acquisitions of the tactical military aircraft business of General Dynamics effective February 28, 1993 and the aerospace and certain other businesses of GE in April 1993. Although the U.S. Government remained the Corporation's largest customer, the percentage of net sales to the U.S. Government decreased from 83 percent in 1992 to 78 percent in 1993, and to 72 percent in 1994. Sales to foreign governments increased as a percentage of total net sales from seven percent in 1992 to 14 percent in 1994, while sales to commercial customers increased from 10 percent in 1992 to 14 percent in 1994.

     The Corporation's operating profit (earnings before interest and income taxes) increased from $1.6 billion in 1993 to $2.0 billion in 1994, a 25 percent increase. This net increase was principally the result of increases in operating profit at Electronics, at Information and Technology Services and in


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

Energy, Materials and Other. Operating profit in 1994 included the effect of two significant nonrecurring transactions: a $118 million pretax gain from the February 1994 initial public offering of approximately 8.8 million shares, or 19 percent, of Martin Marietta Materials, Inc. (Materials) common stock; and the receipt of a $50 million termination fee pursuant to the proposed acquisition of Grumman Corporation. The 1993 operating profit increased to $1.6 billion, 34 percent greater than 1992, due principally to the effect of the acquisitions discussed above. The Corporation's 1994 earnings before the cumulative effect of an accounting change increased by $226 million, or 27 percent, from 1993, and fully diluted earnings per share before the cumulative effect of the accounting change was $4.83 for 1994, up 29 percent from the $3.75 reported for 1993.

     Lockheed Martin's debt-to-capitalization ratio was reduced from 46 percent at December 31, 1993 to 39 percent at December 31, 1994 (from 41% to 35%, respectively, excluding the effects of the Employee Stock Ownership Plan), with shareholders' equity increasing from $5.2 billion to $6.1 billion. The Corporation paid common dividends of $214 million in 1994, or $1.14 per common share. Return on stockholders' equity in 1994 was 17 percent. The Corporation's backlog of undelivered orders was approximately $42 billion at year-end 1994.

INDUSTRY CONSIDERATIONS

     The Corporation's primary lines of business are in high technology aerospace and defense, serving government and commercial customers. In recent years, worldwide political and economic developments have strongly affected these markets, requiring significant adaptation by market participants.

     The Federal defense budget for research, development, test and evaluation, and procurement activities has been reduced in real terms (after accounting for inflation) by almost two-thirds since 1985. As a result, the aerospace and defense industry is in the midst of consolidation, as companies strive to maintain or improve operating efficiencies and retain critical mass in the face of heightened competition.

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

     Lockheed Martin has actively participated in this consolidation activity. The Business Combination of Lockheed and Martin Marietta, described earlier, is only the most recent of the actions taken to blend successful operations and broaden the business portfolio, create opportunities for increased efficiency and cost competitiveness, improve access to new markets, and reduce exposure to further defense budget program reductions. As noted earlier, in 1993 the Corporation purchased the tactical military aircraft business of General Dynamics and the GE Aerospace businesses and acquired the Space Systems Division of General Dynamics in 1994. The Corporation has simultaneously undertaken major cost reduction efforts throughout its operating units, and has continuously monitored and adjusted employment levels consistent with changing business requirements.

     To date, the Corporation's major programs generally have been well supported during the budget decline, but uncertainty exists over the size and scope of future defense and space budgets and their impact on specific programs. Some of the Corporation's programs have been delayed, curtailed or terminated, and future spending reductions and funding limitations could further impact these programs or have the same effects on other existing or emerging programs.

     As a U.S. Government contractor, the Corporation's government contracts and operations are subject to government investigations. The government may investigate and make inquiries of the Corporation's business practices and conduct audits of contract performance and cost accounting. These investigations may lead to claims which have been or may be asserted against the Corporation. Under U.S. Government procurement regulations and practice, an indictment of a government contractor could result in the contractor being fined and/or suspended for a period of time from eligibility for bidding on, or for award of, new government contracts; a conviction could result in debarment for a specified term from government contracts. Although the outcome of such investigations and inquiries cannot be predicted, in the opinion of management


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

there are no claims, audits or investigations pending against the Corporation that are likely to have a material adverse effect on either the Corporation's business or its consolidated financial position or results of operations.

     As discussed in Note 13 to the consolidated financial statements, on June 22, 1994, an indictment was returned by a federal grand jury against Lockheed and two of its employees charging that Lockheed and the two employees violated the Foreign Corrupt Practices Act (FCPA), conspired to violate the FCPA, conspired to commit wire fraud, and conspired to defraud the United States by impeding and impairing agencies of the U.S. Department of Defense. The indictment related to allegations that Lockheed retained a sales and marketing consultant in Egypt who was a member of the Egyptian Parliament, and that the consultant received retainer payments and a $1 million contract termination payment in connection with the sale by Lockheed of three C-130 aircraft, in violation of the FCPA. On January 27, 1995, Lockheed and the United States of America entered into a plea agreement pursuant to which Lockheed agreed to plead guilty to one count of conspiring to violate the bribery provisions of the FCPA and conspiring to falsify its books, records and accounts. Lockheed paid the U.S. Government a fine of $21.8 million and a civil penalty of $3 million, both of which were reflected as charges against earnings in the fourth quarter of 1994. On June 30, 1995, the Corporation reached an Administrative Settlement Agreement with the U.S. Air Force Office of Contract Integrity. Compliance with the terms of the settlement will not have a material adverse effect on Lockheed Martin.

     In addition, the Corporation remains exposed to other inherent risks associated with U.S. government contracting, including but not limited to: technological uncertainties and obsolescence; changes in government policies; and dependence on annual Congressional appropriation and allotment of funds. Certain of the Corporation's contracts contain mission success incentive provisions that could significantly impact the future profitability of these programs. The provisions enable the Corporation to earn fees for successful flights, but also significantly reduce fee availability in the event of unsuccessful missions. The Corporation's commercial launch vehicle business contains marketing, pricing and other associated risks.

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

Also, the terms of certain of the Corporation's more recent Department of Energy
(DOE) contracts provide greater opportunity to increase significantly the fee earned by the Corporation based upon its performance while requiring that the Corporation assume a higher level of accountability for its activities in managing DOE facilities.

     Progress has been made in expanding Lockheed Martin's presence in related commercial and nondefense markets, most notably in space related activities, energy and environmental services, information management and integration, and communications. The Corporation also participates in the construction aggregates and specialty chemical businesses through its 81% ownership in Materials. These lines of business share many of the risks associated with the Corporation's primary businesses, as well as others unique to the commercial marketplace, even though they are not dependent on defense budgets.

DISCUSSION OF BUSINESS SEGMENTS

     The Corporation's operations are divided into five reportable business segments: Aeronautics; Space and Strategic Missiles; Electronics; Information and Technology Services; and Energy, Materials and Other. The following discussion of business segments should be read in conjunction with the industry segment information contained in Note 14 to the consolidated financial statements.

AERONAUTICS

     Sales in the Aeronautics segment increased by more than seven percent in 1994 compared with 1993, and by nearly 90 percent in 1993 compared with 1992. Both increases were primarily attributable to the 1993 acquisition of the tactical military aircraft business of General Dynamics, manufacturer of the F-16 fighter aircraft and a one-third participant in the development of the F-22 air superiority fighter. Sales in 1994 reflected a full year's operation of this Tactical Aircraft Systems unit, while 1993 included only the ten months of operations following the acquisition date. Elsewhere in the segment, 1994 sales increased over 1993 amounts due to additional C-130 airlifter deliveries and F-22 development revenues which were partly offset by decreases in certain contract field support programs. Sales decreased in 1993 compared with 1992 at most units other than Tactical Aircraft Systems, with the largest decrease resulting from fewer C-130 deliveries.

     Aeronautics' operating profit increased by nearly seven percent in 1994 compared with 1993, and by almost 90 percent in 1993 compared with 1992. As was the case with sales, the acquisition of Tactical Aircraft Systems was the most significant element behind the operating profit increases. Other positive factors included the net effect of the 1994 sales variances described above, improved performance in C-130 programs and higher profit margins in special
programs at Tactical Aircraft Systems.   These positive factors were partly
offset by a loss provision of $83 million recorded in 1994 to cover additional costs anticipated for initial production start-up problems and certain redesign efforts on the segment's Pratt & Whitney jet engine thrust reverser program, the $24.8 million fine and civil settlement of the FCPA violations previously discussed, and higher spending in the development of the updated C-130J airlifter.

     The 1993 results were significantly impacted by three nonrecurring items. A dispute with the U.S. Navy relating to the P-7A aircraft development program was resolved, resulting in the reversal of $90 million of previously recognized pretax charges. Also, a charge to operating profit of $30 million was recorded resulting from closure of wide-body commercial aircraft modification and maintenance operations at Norton Air Force Base. Finally, the segment recorded a $35 million charge for an excess of expected costs over anticipated sales proceeds related to properties in Burbank, California.

     The operating profit increase in 1993 compared to 1992 reflected the Tactical Aircraft Systems acquisition, sales variances described above, improved profit margins in most areas, and the absence in 1993 of negative cost adjustments in certain programs in 1992, offset in part by lower profit in C-130 aircraft programs due to fewer deliveries, a change in customer mix, and higher developmental spending on the C-130J airlifter. Operating profit for 1993 was also affected by the nonrecurring items discussed above.

SPACE AND STRATEGIC MISSILES

     Sales of the Space and Strategic Missiles segment decreased by eight percent in 1994 as compared with 1993, after remaining virtually unchanged for 1993 compared to 1992. The Air Force Titan IV fixed-price-incentive program experienced a sales decline of 21 percent in 1994 due to the stretch-out of the program and the nonrecurrence of certain 1993 launch pad and engineering activities. The segment's sales decrease also reflected lower activity in various classified programs, lower revenues resulting from the terminations of the Follow-on Early Warning System program and the Advanced Solid Rocket Motor program, and decreased production contract requirements for the Trident II fleet ballistic missile program. These decreases were partially offset by the addition of the former Space Systems Division of General Dynamics since May 1, 1994, and the inclusion of a full year of activity of the Astro Space business unit acquired from GE in April 1993.

     The sales comparison from 1993 to 1992 reflected a number of offsetting factors. Net increases were recorded due to the inclusion of sales activity from the Astro Space unit following its acquisition in April 1993, a seven percent increase in Titan IV sales, and an increase in sales from the Theater High Altitude Area Defense (THAAD) program and the Milstar military
communications satellite program.   These increases were generally offset by the
completion of the development portion and the transition to production of the Trident II program, as well as the completion of the Commercial Titan and certain other space launch programs.

     Operating profits at Space and Strategic Missiles decreased by six percent from 1994 compared to 1993 and by seven percent from 1993 compared to 1992. The decrease in 1994 principally reflects the sales decreases described above, a


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

charge of $22 million related to the cancellation and final settlement on the Mobile Satellite Antenna subcontract, and charges totaling $43 million related to a military air command, control and communication program for a foreign government. These declines and charges were partially offset by performance incentives related to Milstar and fleet ballistic missiles contracts.

     In 1993, lower Titan IV program profits were partially offset by the Astro Space profits generated since its April 1993 acquisition. During 1993, the segment suffered a series of mission failures including the loss of three satellites and a Titan IV launch vehicle. A formal Mission Assurance program was established, which resulted in strengthened systems engineering, establishment of formal Mission Success offices, expansion of the product integrity engineering systems and increased employee training.

ELECTRONICS

     Sales of the Electronics segment slightly decreased in 1994 as compared with 1993 after increasing by 91 percent in 1993 from 1992. In 1994, sales gains from AEGIS surface ship combat system programs were offset by sales decreases related to the LANTIRN targeting and navigation system, other fire control systems programs, and certain radar and undersea surveillance systems. The 1993 gains reflect the inclusion in this segment of approximately $2.2 billion of sales generated from former GE Aerospace businesses acquired in April 1993. The sales generated from those units were slightly offset by reduced LANTIRN sales and the effect of maturing postal systems programs.

     Operating profits at Electronics increased by 37 percent for 1994 as compared to 1993, and more than doubled in 1993 as compared to 1992. The overall operating profit gains in 1994 reflected the performance on the AEGIS program, fire control systems programs and armament systems programs. The operating profit increase in 1993 reflected the profits generated by the former GE Aerospace businesses following their April 1993 acquisition.

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

INFORMATION AND TECHNOLOGY SERVICES

     Sales of the Information and Technology Services segment increased by 15 percent for 1994 compared with 1993, and increased by 50 percent for 1993 compared with 1992. Sales of command control systems and information processing services, and commercial product manufacturing activities accounted for a significant portion of the 1994 increase in sales. The increase in sales for 1993 compared to 1992 was essentially the result of the inclusion in this segment of the operations of certain business units acquired from GE in April 1993.

     Operating profits for the Information and Technology Services segment increased by 57 percent for 1994 compared to 1993, and by 31 percent for 1993 compared to 1992. The increase in 1994 operating profits was principally the result of improved performance in commercial product manufacturing operations. In 1993, the segment's CalComp unit recorded operating losses due primarily to market weakness, pricing pressures and charges related to downsizing. This loss partially offset the increase in operating profits from the operations of the former GE Aerospace businesses acquired in April 1993.

ENERGY, MATERIALS AND OTHER

     Sales of this segment increased by ten percent in 1994 compared with 1993 and by eight percent in 1993 compared with 1992. The primary reason for the increase in each year was the increase in sales of construction aggregates. Aggregates' sales performance reflected increased shipments and higher average sales prices, resulting from improvements in construction markets and increased capacity from acquisitions and new activities.

     Operating profits of this segment increased in 1994 compared with 1993 due to the aforementioned $118 million gain from the February 1994 Materials IPO and the receipt of a $50 million termination fee pursuant to the proposed acquisition of Grumman Corporation. Operating profit in 1993 increased by $14 million, or 13 percent, from that of 1992.

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

BACKLOG

       Total negotiated backlog of $42.2 billion at December 31, 1994 included both unfilled firm orders for the Corporation's products for which funding had been both authorized and appropriated by the customer (Congress, in the case of U.S. government customers) of approximately $23 billion, and firm orders for which funding has not been appropriated. The following table shows total backlog by segment at the end of each of the last three years:



                                        1994     1993     1992
                                       -------  -------  -------
                                             (in millions)
Aeronautics                            $16,146  $19,822  $ 6,552
Space and Strategic Missiles            15,920   14,052   14,501
Electronics                              5,238    6,087    2,675
Information and Technology Services      4,855    5,526    4,611
Energy, Materials and Other                 73       23        -
                                       -------  -------  -------
                                       $42,232  $45,510  $28,339
                                       =======  =======  =======


     In the Aeronautics segment, backlog decreased 19 percent for 1994 as compared to 1993. The fighter aircraft backlog decreased significantly, primarily reflecting deliveries to the U.S. Government without the addition of new orders. Backlog in airlift aircraft also decreased in 1994 due to a reduction in the number of aircraft ordered by the U.S. government. In 1993, the substantial increase in backlog was primarily attributable to the addition of the F-16 program and the additional portion of the F-22 program acquired as part of the former tactical military aircraft business of General Dynamics.

     Total Space and Strategic Missiles backlog increased by 13 percent in 1994 after decreasing by three percent in 1993. The primary factor in the 1994 increase was the acquisition of backlog related to the former Space Systems Division of General Dynamics.

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

The small decrease in 1993 was the result of an excess of product deliveries over new orders received, largely offset by the effect of the addition of the Astro Space unit of the former GE Aerospace businesses acquired in April 1993.

     The 14 percent decrease in Electronics backlog in 1994 reflected declines in the segment's radar and undersea surveillance systems programs, reduction of AEGIS program volume and moderate decreases in various defense electronics programs. The large increase in 1993 reflected the April acquisition of the former GE Aerospace units.

     Information and Technology Services backlog decreased by 12 percent in 1994 as a result of the maturation of several information and simulation systems programs. The 1993 increase principally reflected the April addition of the former aerospace businesses of GE.

     A substantial portion of unfunded backlog is related to programs for the U.S. Government and is dependent on future governmental appropriations for funding.

LIQUIDITY AND CASH FLOWS

     The Corporation's primary source of liquidity in the past three years has been cash generated from operating activities. Cash provided by operating activities increased in 1994 and 1993 compared to the prior year. Positive cash flows in all three years were derived in large part from operating earnings before deducting non-cash charges for depreciation, amortization of intangibles and deferred income taxes, offset in part by working capital increases.

     Additions to property, plant and equipment, net of purchased operations, were five percent lower in 1994 compared to 1993, slightly higher than 1992 levels. The Corporation continually monitors its capital spending in relation to current and anticipated business needs. Facilities are added, consolidated, disposed of, or modernized as business circumstances dictate. Other investing


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

activities resulted in net positive cash flow in 1994, as the proceeds from the Materials IPO and the Grumman termination fee more than offset the cash expended for the acquisition of General Dynamics' Space Systems Division. In 1993, approximately $2.4 billion of net cash outflow resulted from the acquisitions of the businesses of General Dynamics' tactical military aircraft business and the former GE Aerospace businesses. These outlays were slightly offset by proceeds generated from the liquidation of the Corporation's portfolio of marketable securities.

     Following a year of substantial borrowings to finance acquisitions in 1993, the Corporation reduced its debt position in 1994. Approximately $136 million of the IPO cash proceeds was used to defease in substance $125 million of 9.5% Notes due in 1995. The remaining debt was repaid using cash generated from operations. Approximately $285 million of long-term debt will mature in 1995; nearly all of this amount had matured as of June 30, 1995.

     Cash dividends per common share were $1.14, $1.09, and $1.04 for the years 1994, 1993 and 1992, respectively. The initial regular quarterly common dividend rate after consummation of the Business Combination was $0.35 per share. However, following the receipt in August, 1995, of court approval of a settlement reached by the parties of certain class action lawsuits filed on behalf of the former shareholders of Lockheed and Martin Marietta, Lockheed Martin expects, in accordance with the terms of the settlement, to pay a regular quarterly dividend of $0.40 per share for each of the next three quarters beginning with the fourth quarter of 1995.

CAPITAL STRUCTURE AND RESOURCES

     Long-term debt, including current maturities, declined to approximately $3.9 billion at the end of 1994 from approximately $4.4 billion at year end 1993, while stockholders' equity grew to almost $6.1 billion from $5.2 billion a year earlier. Total debt represented approximately 39 percent and 46 percent of total capitalization at year-end 1994 and 1993, respectively. Most of the Corporation's debt is in the form of publicly issued, fixed-rate notes.

The Corporation's long-term debt is rated A+ by Standard & Poor's, A2 by Moody's, and A+ by Duff & Phelps. The Corporation's commercial paper is rated A-1 by Standard & Poor's, P-1 by Moody's, and D-1 by Duff & Phelps.

     As more fully described in Note 7 to the consolidated financial statements, the Corporation entered into a revolving credit agreement (the Credit Agreement) with a group of domestic and foreign banks effective March 15, 1995 which makes available $1.5 billion for commercial paper backup and general corporate purposes through March 14, 2000. Borrowings under the Credit Agreement would be unsecured and bear interest, at the Corporation's option, at rates including the Eurodollar rate and a bank base rate (as defined). As of June 30, 1995, $150 million of commercial paper was outstanding. Prior to the Business Combination, Lockheed had a $1 billion credit facility and Martin Marietta Technologies, Inc., a wholly owned subsidiary of Martin Marietta, had an $800 million credit facility, both with substantially the same terms and conditions as the Credit Agreement. At December 31, 1994, no amounts were outstanding under these facilities. These facilities were terminated immediately prior to the consummation of the Business Combination.

     The Corporation receives advances on certain contracts and uses them to finance the inventories required to complete the contracted work. Such advances amounted to over $1.5 billion at the end of 1994, and were mostly related to contracts with foreign government and commercial customers.

     Cash on hand and temporarily invested, internally generated funds, and available financing resources are expected to be sufficient to meet anticipated operating, consolidation and debt service requirements and discretionary investment needs.

ENVIRONMENTAL MATTERS

     As more fully described in Note 13 to the consolidated financial statements, Lockheed entered into a consent decree with the U.S. Environmental Protection Agency (EPA) in 1991 relating to certain property in Burbank, California, which obligates the Corporation to design and construct facilities to monitor, extract and treat groundwater and operate and maintain such facilities for approximately eight years. Lockheed has also been operating under a cleanup and abatement order from the California Regional Water Quality Control Board affecting its facilities in Burbank, California. This order requires site assessment and action to abate groundwater contamination by a combination of groundwater and soil cleanup and treatment. Anticipated costs for these projects are estimated to approximate $245 million; however, this estimate is likely to change as work progresses and as additional experience is gained.

     The Corporation is a party to various other proceedings and potential proceedings related to environmental cleanup issues, including matters at various sites where it has been designated a Potentially Responsible Party (PRP) by the EPA. In the event the Corporation is ultimately found to have liability at those sites where it has been designated a PRP, the Corporation anticipates that the actual burden for the costs of remediation will be shared with other PRPs. Generally, PRPs that are ultimately determined to be responsible parties are strictly liable for site cleanups and usually agree among themselves to share, on an allocated basis, the costs and expenses for investigation and remediation of hazardous materials. Under existing environmental laws, however, responsible parties are jointly and severally liable and, therefore, the Corporation is potentially liable for the full cost of funding such remediation. In the unlikely event that the Corporation were required to fund the entire cost of such remediation, the statutory framework provides that the Corporation may pursue rights of contribution from the other PRPs. Among the variables management must assess in evaluating costs associated with these sites are changing cost estimates, continually evolving government environmental standards and cost allowability issues. Therefore, the nature of these environmental matters makes it extremely difficult to estimate the timing and amount of any future costs that may be necessary for remedial measures.

     The Corporation currently is unable to predict the outcome of these matters, inasmuch as the actual costs of remedial actions have not been determined and the allocation of liabilities among parties that ultimately may be found liable remains uncertain. The Corporation records appropriate financial statement accruals for environmental issues in the period in which liability is established and the amounts can reasonably be estimated. The Corporation's accrued liability, beyond the amounts related to the Burbank situations noted above, was approximately $250 million at December 31, 1994 for those cases in which an estimate of financial exposure could be determined. Management believes, however, that it is unlikely that any additional liability it may incur for known environmental issues would have a material adverse effect on its consolidated financial position or results of operations.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      LOCKHEED MARTIN CORPORATION

                                      /S/ Robert E. Rulon
                                      ---------------------------
                                          Robert E. Rulon
                                      Vice President and Controller
                                      (Chief Accounting Officer)

2 October 1995